           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                   SEPTEMBER 26, 1995 REGISTRATION NO. 33-
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3
           REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933
           -------------------------------------------------------

                                                                                  AGWAY
                        AGWAY INC.                                        FINANCIAL CORPORATION
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER) (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         DELAWARE                                               DELAWARE
                 (STATE OF INCORPORATION)                               (STATE OF INCORPORATION)
                        15-0277720                                             06-1174232
           (I.R.S. EMPLOYER IDENTIFICATION NO.)                   (I.R.S. EMPLOYER IDENTIFICATION NO.)
                   333 BUTTERNUT DRIVE,                                 1105 NORTH MARKET STREET,
                  DEWITT, NEW YORK 13214                               WILMINGTON, DELAWARE 19801
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                       315-449-6431                                           302-654-8371

                             DAVID M. HAYES, Esq.
                                  AGWAY INC.
                                   BOX 4933
                           Syracuse, New York 13221
                                 315-449-6436
                   (NAME AND ADDRESS OF AGENT FOR SERVICE)
                              ------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      As soon as  practicable  on or after the  effective  date of this
        Registration  Statement.
     If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
              -----
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest   reinvestment  plans,  check  the  following  box.  X
                                                            -----
                       CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                          AMOUNT TO BE    OFFERING PRICE   AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED                      REGISTERED        PER UNIT             PRICE       REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------
AGWAY INC.
Guarantee of the Debt Securities                         <F1>                     <F1>                 None
Series HM Preferred Stock ....................      4,000 shs      $      25      $    100,000        $     34.48
Membership Common Stock ......................      4,000 shs      $      25      $    100,000        $     34.48
AGWAY FINANCIAL CORPORATION
Guaranteed, Subordinated Member and
  Subordinated Money Market Certificates .....   $ 52,500,000            100%     $ 52,500,000        $ 18,103.58
Guaranteed, Subordinated Member and
  Subordinated Money Market Certificates under
  the Interest Reinvestment Option ...........   $ 18,850,000            100%     $ 18,850,000        $  6,500.05
                                                                                  ------------        ----------
                                                                                                      $ 24,672.59
                                                                                                      ===========

<F1> No consideration will be received by Agway Inc. for the Guarantee.

- -------------------------------------------------------------------------------------------------------------------

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
    PAGE 1 OF 71. EXHIBIT INDEX APPEARS ON SEQUENTIALLY NUMBERED PAGE 18.

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                SUBJECT TO COMPLETION DATED SEPTEMBER 26, 1995
PROSPECTUS
 (logo)                           AGWAY INC.
                                     AND
                         AGWAY FINANCIAL CORPORATION
        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                                                                                    PRICE TO   UNDERWRITING DISCOUNTS  PROCEEDS TO
                  TITLE OF CLASS (1)                                                 PUBLIC      OR COMMISSIONS (2)     COMPANIES(3)
- ------------------------------------------------------------------------------------------------------------------------------------

AGWAY INC.
Guarantee of Debt Securities                                                              --              None                 --
Series HM Preferred Stock (4)
       Per Unit                                                                    $        25            None          $        25
       Total                                                                       $   100,000            None          $   100,000
Membership Common Stock (5)
       Per Unit                                                                    $        25            None          $        25
       Total                                                                       $   100,000            None          $   100,000
AGWAY FINANCIAL CORPORATION
Guaranteed, Subordinated Member and
  Subordinated Money Market Certificates
       Per Unit                                                                           100%            None
       Total                                                                       $52,500,000            None          $52,500,000
Guaranteed, Subordinated Member and
  Subordinated Money Market
  Certificates under the Interest Reinvestment Option
       Per Unit                                                                           100%            None
       Total                                                                       $18,850,000            None          $18,850,000

                               ------------------


     A complete description of the securities offered by Agway Financial Corporation ("AFC") is set forth on pages 6 through 15 herein.

                               ------------------


     There is no market for any of the offered securities other than that provided by Agway Inc. (Agway) and AFC (together the "Companies") through their practice of repurchasing certain outstanding securities whenever registered holders elect to tender them for repurchase. The Companies do not intend to follow this practice with respect to the 8.0% Subordinated Money Market Certificates described herein.

                               ------------------


                       FOOTNOTES ARE LOCATED ON PAGE 2

                        THE DATE OF THIS PROSPECTUS IS

FOOTNOTES:
      (1) See pages 6 through 15 for a description of the securities being offered and qualifications of the purchaser.
      (2) The securities offered by this Prospectus are being offered by the Companies through their employees. No commission or other remuneration is being paid directly or indirectly to such persons in connection with the offer and sale of the securities.
      (3) It is assumed that all securities offered are sold and the amount of proceeds is before deduction of estimated expenses of $109,000. Because there is no underwriting of the securities offered, there is no assurance that all or any part of the indicated proceeds will be received by the Companies from the offering of the securities.
      (4) The Series HM Preferred Stock may be purchased only by former members of Agway Inc.
      (5) The Membership Common Stock may be purchased only by persons entitled to membership in Agway Inc.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS; ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANIES. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS; NOR DOES IT CONSTITUTE AN OFFER TO SELL, IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE COMPANIES TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANIES SINCE THE DATE HEREOF.

                            AVAILABLE INFORMATION

      Agway is a cooperative association as defined in the Agricultural Marketing Act of 1929 and as such is exempt from certain registration, proxy and insider trading provisions of the Securities Exchange Act of 1934. AFC is a wholly owned subsidiary of Agway. All holders of Membership Common Stock receive an Annual Report in November of each year which contains the information called for by Rule 14A-3(b). An Annual Report of Agway is also sent in January of each year to all holders of securities who have elected the interest reinvestment option. The Annual Report contains financial information that has been audited and reported upon, with an opinion expressed by certified public accountants. Other holders of securities may obtain an Annual Report or Prospectus upon request from: Patricia Edwards, Assistant Secretary,
P. O. Box 4761, Syracuse, N.Y. 13221; Telephone: 315-449-6311. Agway shall file with the Securities and Exchange Commission supplementary and periodic information, documents and reports required of issuers under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934. Reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such materials can be obtained by mail from the Commission at prescribed rates. Requests should be directed to the SEC's Public Reference Section. In addition, materials may be inspected or obtained at 333 Butternut Drive, DeWitt, New York 13214 (P. O. Box 4933, Syracuse, New York, 13221; Telephone:
315-449-6436).

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Companies hereby incorporate by reference into this Prospectus the Annual Report of Agway on Form 10-K filed on September 18, 1995, pursuant to
Section 13 of the Securities Exchange Act of 1934, for the fiscal year ended June 30, 1995 (File Number 2-22791). In an exemptive order granted by the Securities and Exchange Commission, AFC, as a separate company, is not required to file periodic reports with respect to these debt securities but does report summarized AFC financial information in Agway's financial statement footnotes.

      All reports and other documents filed by Agway pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     The Companies will provide a copy of any of the foregoing documents incorporated herein by reference (other than exhibits to such documents), without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person to: Patricia Edwards, Assistant Secretary, P. O. Box 4761, Syracuse, N.Y. 13221, Telephone:
315-449-6311.


                                THE COMPANIES

      Agway Inc., incorporated under the Delaware General Corporation Law in 1964 and headquartered at 333 Butternut Drive, DeWitt, New York, 13214 (Telephone Number 315-449-6436), is an agricultural cooperative directly engaged in product manufacturing, processing and distribution, wholesale purchasing and marketing of agricultural related products for its members and other patrons in twelve northeastern states.

      AFC, a wholly owned subsidiary of Agway, is a Delaware corporation incorporated in 1986 with principal executive offices at 1105 North Market Street, Wilmington, Delaware 19801 (Telephone Number 302-654-8371). AFC's business activities consist primarily of securing financing through bank borrowings and issuance of corporate debt instruments to provide funds to its sole stockholder, Agway, and AFC's wholly owned subsidiary, Agway Holdings, Inc. (AHI) and its subsidiaries, for general corporate purposes. The payment of principal and interest on this and on the debt securities offered by this Prospectus is absolutely and unconditionally guaranteed by Agway. AFC, through certain subsidiaries of AHI, is involved in the retail sale of farm-related products, pet foods and animal care products, and yard and garden products; wholesale distribution of certain product categories to franchised representatives and other businesses; distribution of petroleum products; repackaging and marketing of vegetables; underwriting and sale of certain types of property and casualty insurance; sales of health insurance; and lease financing.

     On July 1, 1994, certain subsidiaries of AFC were transferred to Agway Inc. and certain operating divisions of Agway Inc. were transferred to AFC. Reference is made to Note 2 to the financial statements in the Agway Inc. 10-K for the fiscal year ended June 30, 1995.

     SELECTED FINANCIAL DATA OF AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                            AND RATIO OF MARGINS (EARNINGS)

      The following "Selected Financial Data" of Agway Inc. and Consolidated Subsidiaries has been derived from consolidated financial statements audited by Coopers & Lybrand L.L.P., whose unqualified reports for the periods ended June 30, 1995, 1994 and 1993 are included in the Annual Report on Form 10-K, and should be read in conjunction with the full consolidated financial statements and notes thereto.

                                                   (Thousands of Dollars Except Per Share and Ratio Amounts)
                                           -----------------------------------------------------------------------
                                                                    Years Ended June 30,
                                           -----------------------------------------------------------------------
                                               1995           1994           1993          1992           1991
                                               ----           ----           ----          ----           ----
Net sales & revenues <F1>...............   $ 2,082,861    $ 2,187,193    $ 2,278,829   $ 2,390,652    $ 2,577,706
                                           ===========    ===========    ===========   ===========    ===========

Margin (loss) from continuing
    operations <F1><F2>.................   $   (22,962)   $    (5,682)   $    24,218   $   (59,188)   $    (6,049)
                                           ===========    ===========    ===========   ===========    ===========

Net margin (loss) <F3>..................   $   (15,908)   $    (3,304)   $    19,750   $   (58,813)   $    (6,420)
                                           ===========    ===========    ===========   ===========    ===========

Total assets <F1>.......................   $ 1,354,091    $ 1,400,314    $ 1,352,064   $ 1,372,992    $ 1,385,681
                                           ===========    ===========    ===========   ===========    ===========

Total long-term debt <F1>...............   $   301,190    $   291,587    $   261,690   $   278,314    $   284,258
                                           ===========    ===========    ===========   ===========    ===========

Total long-term subordinated debt <F1>..   $   406,258    $   414,306    $   386,303   $   389,551    $   327,650
                                           ===========    ===========    ===========   ===========    ===========

Preferred stock ........................   $    65,635    $    71,338    $    53,474   $    64,522    $    64,384
                                           ===========    ===========    ===========   ===========    ===========

Cash dividends per share of common stock   $      1.50    $      1.50    $      1.50   $      1.50    $      1.50
                                           ===========    ===========    ===========   ===========    ===========

<F1>      Certain  amounts  reported in fiscal years ended June 30,  1991-1994 have been  reclassified  to conform to current year presentation of Hood being  re-introduced  as a continuing  operation.
<F2>      1995 and 1994 data  reflects  the  adoption of Statement of  Financial  Accounting  Standard  No. 106,  "Accounting  for
          Postretirement Benefits Other Than Pensions." See Note 13  to the financial  statements in  the Agway Inc. 10-K  for the fiscal year ended June 30, 1995.
<F3>      1992 data reflects a $75,000 charge before taxes for business  restructuring;  1994 data reflects a $6,065 credit before taxes from business  restructuring;  1995 data reflects a $16,724 loss before taxes on investment  value and divestiture expenses  related to Hood,  an  after-tax  gain on the sale of Curtice  Burns of $4,430 and a credit  before  taxes from business  restructuring of $3,248.  See Note 3 and 17 to the financial  statements in the Agway Inc. 10-K for the fiscal year ended June 30, 1995.

RATIO OF MARGINS (EARNINGS)

         For purposes of this ratio, margins from continuing operations represent margins before (i) income taxes and discontinued operations and (ii) fixed charges and preferred dividend requirements. Fixed charges include interest on debt and the interest factor of rent. The pro-forma ratio of margins to fixed charges and to fixed charges and preferred dividends combined of Agway Inc. (parent) as of June 30, 1995, after giving effect to the
issuance  of  the   certificates   offered   hereby  would  be  1.1  and  1.3,
respectively.

                                               1995           1994           1993          1992          1991
                                               ----           ----           ----          ----          ----
 Ratio of margins to fixed charges:
    Agway Inc. and Consolidated
      Subsidiaries (1)                          0.6            0.8           1.1            0.1           1.0
                                                ===           =====          ===           =====          ===
    Agway Inc. (2)                              1.6           (0.1)          1.5           (3.1)          2.0
                                                ===           =====          ===           =====          ===
Ratio of margins to fixed charges and
    preferred dividends combined:
    Agway, Inc. and Consolidated
      Subsidiaries (1)                          0.6            0.9           1.2            0.1           1.0
                                                ===           =====          ===           =====          ===
    Agway  Inc. (2)                             2.0           (0.1)          1.4           (2.3)          1.5
                                                ===           =====          ===           =====          ===

                                      4

     SELECTED FINANCIAL DATA OF AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                 AND RATIO OF MARGINS (EARNINGS) (CONTINUED)

RATIO OF MARGINS (EARNINGS) (CONTINUED)

(1) Certain ratios reported in fiscal years ended June 30, 1991-1994 have changed as a result of Hood being re-introduced as a continuing operation.
(2) Parent-company  ratios  are   presented   since   all  of  AFC's  debt  is
    unconditionally guaranteed by Agway Inc.

                               USE OF PROCEEDS

         There is no underwriting of the securities offered; thus there is no assurance that all or any of the proceeds will be received. The net proceeds of the sale of the offered securities will be no greater than $71,350,000. The funds received will be applied by the Companies approximately in the relative order that follows:

                                           AGWAY          AFC          TOTAL          %
                                       -----------   -----------   -----------     -----
Offering expenses                      $     1,000   $   108,000   $   109,000        .2
Repurchase of outstanding securities     1,252,000    54,000,000    55,252,000      77.4
Redemption of long-term debt                  --      15,989,000    15,989,000      22.4
                                       -----------   -----------   -----------     -----
                                       $ 1,253,000   $70,097,000   $71,350,000     100.0%
                                       ===========   ===========   ===========     =====


      Although the exact amount is presently indeterminable, it is anticipated that approximately $55,252,000 of the proceeds of this offering will be used for the repurchase of outstanding securities, which is a continuation of a practice of providing a market for the securities by repurchasing such securities (at par value in the case of preferred and common stock, and at the principal plus accrued interest in the case of debentures and certificates) as the holders (members or other investors) elect to tender the securities for repurchase. The practice of repurchasing securities will not be followed with respect to the 8.0% Subordinated Money Market Certificates described herein. The amounts of each type of security estimated to be repurchased within the next year are as follows:

                    Subordinated Debentures     $ 3,348,000
                    Money Market Certificates    50,652,000
                    Preferred Stock               1,200,000
                    Common Stock                     52,000
                                                -----------
                                                $55,252,000
                                                ===========

     Approximately $30,700,000 of the securities at rates of 7.0%-8.5%, will mature on October 31, 1995. Because the remaining securities estimated to be repurchased are those presented by the holders, the Companies cannot determine at this time the interest rates or maturities of the debt securities which may be repurchased. If the proceeds of this offering are not sufficient to provide funds for the repurchase of all securities tendered for repurchase, Agway intends to utilize available cash from other sources for additional repurchases. Long-term debt which may be paid consists of long-term senior debt, capital leases and non-compete payments. The long-term senior debt consists of a loan with a variable interest rate (8.35% on September 22, 1995) that will mature on October 1, 1995.

            MARKET PRICE OF AND DIVIDENDS ON AGWAY'S COMMON EQUITY

      The incidents of ownership of Agway's Membership Common Stock differ considerably from those of common stock ownership in the usual business corporation.  The  Membership  Common Stock may be  purchased  only by persons entitled to membership in the Company. Only farmers and cooperative organizations of farmers who purchase farm supplies or services or market farm products through Agway may be members. By reason of the fact that the Company functions as an agricultural cooperative, its Membership Common Stock primarily serves the purpose of evidencing membership in the Company rather than of evidencing an equity interest in the Company. The equity claim of Membership Common stockholders to the assets of Agway is measured by, and restricted to, the $25 par value of the share, plus dividends declared and unpaid, if any, for the current year. Dividends which may be declared in any one year are not to exceed 8% of the par value of Membership Common Stock ($2 per share).

      There is no market for common stock other than that provided by Agway through its practice of repurchasing outstanding shares whenever registered holders thereof elect to tender them for repurchase.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

AGWAY INC.

  DESCRIPTION OF HONORARY MEMBER PREFERRED STOCK, SERIES HM ($25 PAR VALUE)

      Agway is authorized to issue 80,000 shares of Honorary Member preferred stock having a par value of $25 per share (the "Series HM Preferred Stock"). The summary description of the Series HM Preferred Stock which follows is subject in all respects to the provisions of the amended Certificate of Incorporation and By-laws of Agway, copies of which have been filed as exhibits to the Registration Statement.

      LIMITATIONS ON OWNERSHIP AND TRANSFER. Series HM Preferred Stock may be issued only to former members of Agway and no more than one share of such stock may be issued to any one person. No subscription for this stock will be accepted unless the subscriber was a member of Agway. Series HM Preferred Stock may not be transferred other than to Agway except with its written consent endorsed on the certificate. Pursuant to its By-laws, Agway will permit transfer of such stock only to persons who were members in Agway and will limit ownership of the stock to one share per person.

      DIVIDEND RIGHTS. The holders of the Series HM Preferred Stock are entitled to receive annual dividends, when and as declared by the Board of Directors. Dividends are non-cumulative. There are no restrictions in any indenture or other agreement respecting the payment of dividends on Series HM Preferred Stock.

      VOTING RIGHTS. The holders of Series HM Preferred Stock have no voting rights.

      LIQUIDATION RIGHTS. In the event of any distribution of assets in liquidation or dissolution of Agway, all debts of Agway shall be paid before the holders of any class or series of preferred stock or common stock are entitled to any distribution of assets. If assets remain after all debts are paid, the holders of the Series HM Preferred Stock would be entitled, subject to the liquidation rights of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, to receive only the par value thereof ($25 per share) plus accrued dividends, if any. Any net assets of Agway remaining after payment of the par value and accrued dividends on the Series HM Preferred Stock would be distributed to the holders of the common stock of Agway and any net assets remaining after the rights of such holders had been satisfied would be distributed to the members and/or patrons of Agway to whom its retained margin would be credited.

      GENERAL. The Series HM Preferred Stock has no pre-emptive or conversion rights. The shares of Series HM Preferred Stock will be, when issued, duly authorized, validly issued and fully paid and non-assessable and the holders thereof will not be liable for any payment of Agway's debts.

      REDEMPTION PROVISIONS. The Series HM Preferred Stock is subject, at the option of the Board of Directors, to redemption as a whole or in part, upon payment of the par value thereof ($25 per share) with all accrued dividends to the date fixed for redemption. In case of partial redemption, shares to be redeemed shall be drawn by lot. There are no restrictions in any indenture or other document respecting the redemption or purchase of shares by Agway.

      REPURCHASE PRACTICE. While there is no guarantee of repurchase, it is the present practice of Agway to repurchase, at par, the share of any holder of Series HM Preferred Stock when presented for repurchase, and it is the intention of Agway to follow such practice in the future.

            DESCRIPTION OF MEMBERSHIP COMMON STOCK ($25 PAR VALUE)

      Agway is authorized to issue 300,000 shares of membership common stock having a par value of $25 per share (the "Membership Common Stock"). The summary description of the Membership Common Stock which follows is subject in all respects to the provisions of the amended Certificate of Incorporation and By-laws of Agway, copies of which have been filed as exhibits to the Registration Statement.

      LIMITATIONS ON OWNERSHIP AND TRANSFER. Membership Common Stock may be issued only to persons entitled to membership in Agway, and no more than one share of such stock may be issued to any one person. No subscription for Membership Common Stock will be accepted unless the subscriber is qualified for membership in Agway. Membership in Agway consists of farmers or cooperative organizations of farmers who are record holders of one share of Membership Common Stock of Agway and who purchase farm supplies or farm services or market farm products through Agway or franchised representatives. Membership Common Stock may not be transferred other than to Agway except with its written consent endorsed on the certificate. Pursuant to its By-laws, Agway will permit transfer of such stock only to persons entitled to membership in Agway and will limit ownership of the stock to one share per person. If any holder of Membership Common Stock has ceased to be a member of Agway because the member has ceased to be a farmer, or because the member has done no business with Agway since the beginning of its preceding fiscal year, such stock held by the member may be called for repurchase at the par value thereof, plus accrued dividends, if any. It is the present intention of Agway to call such stock for repurchase under such circumstances.

      DIVIDEND RIGHTS. The holders of the Membership Common Stock are entitled to receive, when and as declared by the Board of Directors, annual dividends not to exceed 8% of par value ($2 per share). Dividends are non-cumulative. The holders of preferred stock are entitled to receive, when and as declared by the Board of Directors, preferential dividends before any dividends shall be declared or paid or set aside for the Membership Common Stock. Such dividends are cumulative except in the case of HM Preferred Stock. There are no other restrictions in any indenture or other agreement respecting the payment of dividends on Membership Common Stock.

      VOTING RIGHTS. The Membership Common Stock carries the exclusive voting rights of Agway, on the basis of one vote for each share of such stock.

      LIQUIDATION RIGHTS. In the event of any liquidation of Agway or other disposition of its assets, the holders of the Membership Common Stock would be entitled, after all debts of Agway are paid, subject to the liquidation rights of the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the Series HM Preferred Stock to receive only the par value thereof ($25 per share) plus dividends declared and unpaid, if any, for the current year. Any net assets of Agway remaining after payment of the par value and accrued dividends on the Membership Common Stock would be distributed to the members and/or patrons of Agway to whom its retained margin would be credited. No person is entitled to any distribution of assets with respect to the retained margin or otherwise prior to the dissolution of Agway.

      GENERAL. The Membership Common Stock has no pre-emptive or conversion rights. The shares of Membership Common Stock will be, when issued, duly authorized, validly issued and fully-paid and non-assessable and the holders thereof will not be liable for any payment of Agway's debts.

      REDEMPTION PROVISIONS. The Membership Common Stock is subject to redemption if any holder ceases to be a member of Agway.

      REPURCHASE PRACTICE. While there is no guarantee of repurchase, it is the present practice of Agway to repurchase, at par, the share of any holder of Membership Common Stock when presented for repurchase, and it is the intention of Agway to follow such practice in the future.

AGWAY FINANCIAL CORPORATION

     The following are the securities currently being issued by AFC, which are absolutely and unconditionally guaranteed by Agway (such securities being referred to herein as the "Certificates"). In addition, AFC may change the minimum rate of interest offered or the maturity date for certificates sold after the date of such change by filing a supplement to this Prospectus with the Securities and Exchange Commission setting forth the new terms. Any change in the interest rate or maturity date offered will not affect the rate of interest on or maturity date of any Debentures theretofore issued.

                                                               PRICE TO     UNDERWRITING DISCOUNTS      PROCEEDS TO
                    TITLE OF CLASS                              PUBLIC          OR COMMISSIONS              AFC
- -------------------------------------------------------------------------------------------------------------------
CERTIFICATES:
Subordinated Money Market  Certificates
  (minimum 6.75% per annum) due October
  31, 2003 (the "6.75% Certificates")
       Per Unit                                                     100%             None             $         100
       Total                                              $    2,500,000             None             $   2,500,000

Subordinated Money Market  Certificates
  (minimum 7.25% per annum) due October
  31, 2003 (the "7.25% Member Certificates")
       Per Unit                                                     100%             None             $         100
       Total                                              $    5,000,000             None             $   5,000,000

Subordinated  Money Market  Certificates
  (minimum 7.0% per annum) due October
  31, 2003 (the "7.0% Certificates")
       Per Unit                                                     100%             None             $       5,000
       Total                                              $    5,000,000             None             $   5,000,000

Subordinated Money Market  Certificates
  (minimum 7.50% per annum) due October
  31, 2003 (the "7.50% Member Certificates")
       Per Unit                                                     100%             None             $       5,000
       Total                                              $   20,000,000             None             $  20,000,000

Subordinated  Money Market  Certificates
  (minimum 8.0% per annum) due October
  31, 1998 (the "8.0% Certificates")
       Per Unit                                                     100%             None             $       2,000
       Total                                              $   20,000,000             None             $  20,000,000

Subordinated  Member and  Subordinated  Money  Market
  Certificates  under the Interest  Reinvestment
  Option  (ranging  from  minimum  of 4.5% to 9.5%
  per annum) due from October 31, 1996 through
  October 31, 2008
       Per Unit                                                     100%             None
       Total                                              $   18,850,000             None             $  18,850,000


                       DESCRIPTION OF THE CERTIFICATES

      Interest Rates. Interest on the 6.75% Certificates and 7.25% Member Certificates, issued in $100 denominations, is payable semiannually on January 1 and July 1, and at maturity, at a rate per annum for each semiannual period equal to the greater of:

      (1) the Certificates' "stated rate" (the "stated rate" is 6.75% for the 6.75% Certificates, and 7.25% for the 7.25% Member Certificates); and,
      (2) one-half percent (.5%) below the "Treasury Bill Rate" (as defined below).

      Interest on the 7.0% Certificates and 7.5% Member Certificates, issued in $5,000 denominations, is payable semiannually on January 1 and July 1, and at maturity, at a rate per annum for each semiannual period equal to the greater of:

      (1) the Certificates' "stated rate" (the "stated rate" is 7.0% for the 7.0% Certificates and 7.5% for the 7.5% Member Certificates); and,
      (2)  the "Treasury Bill Rate" (as defined below).

      Interest on the 8.0% Certificates, issued in $2,000 denominations, is payable semiannually on January 1 and July 1, and at maturity, at a rate per annum for each semiannual period equal to the greater of:

      (1) the Certificates' "stated rate" of 8.0%; and,
      (2) the "Treasury Bill Rate" (as defined below).

      U.S. Treasury bills are issued and traded on a discount basis, the amount of the discount being the difference between their face value at maturity and their sales price. The per annum discount rate on a U.S. Treasury bill is the percentage obtained by dividing the amount of the discount on such U.S. Treasury bill by its face value at maturity and annualizing such percentage on the basis of a 360-day year. The Federal Reserve Board currently publishes such rates weekly in its Statistical Release H.15 (519). Unlike the interest on U.S. Treasury bills, interest on the certificates will not be exempt from state and local income taxation.

     The "Treasury Bill Rate" for each semiannual interest payment date is the arithmetic average of the weekly per annum auction average discount rates at issue date for U.S. Treasury bills with maturities of 26 weeks (which may vary from the market discount rates for the same weeks), as published for each week by the Federal Reserve Board, during the period June 1 to November 30, inclusive, for the January 1 interest payment date or during the period December 1 to May 31 inclusive, for the July 1 interest payment date or during the period June 1 to September 30 for interest payable on the maturity date (each such period, an "Interest Determination Period"). In the event that the Federal Reserve Board does not publish the weekly per annum auction average discount rate for a particular week, AFC shall select a publication of such rate by any Federal Reserve Bank or any U.S. Government department or agency to be used in computing the arithmetic average. The Treasury Bill Rate will be rounded to the nearest one hundredth of a percentage point.

     In the event that AFC in good faith determines that for any reason a Treasury Bill Rate is not published for a particular week in an Interest Determination Period with respect to a particular interest payment date or the maturity date, as applicable, an "Alternate Rate" will be substituted for the Treasury Bill Rate for such period and date. The Alternate Rate will be the arithmetic average of the weekly per annum auction average discount rates for those weeks in the relevant Interest Determination Period for which rates are published as described above, if any, and the weekly per annum auction average discount rates or market discount rates or stated interest rates for comparable issue(s) of securities as is selected by AFC, with the concurrence of the Trustee, for those weeks in the Interest Determination Period for which no rate is published as described above. The Alternate Rate will be rounded to the nearest one hundredth of a percentage point.

                 DESCRIPTION OF THE CERTIFICATES (CONTINUED)

     In the further event that AFC in good faith determines that neither the Treasury Bill Rate nor Alternate Rate can be computed for the period June 1 to November 30, inclusive for the January 1 interest payment date or for the period December 1 to May 31, inclusive, for the July 1 interest payment date, the rate of interest payable with respect to any Certificate will be the rate stated thereon.

     The last interest payment date for the Certificates is the date of maturity. Interest payable on the Certificates at maturity shall be calculated as described above, during the period June 1 to September 30 in the year of maturity.

      The following chart sets forth for the periods indicated:

           (1)  The "Treasury Bill Rate", as defined above.
           (2) The highest per annum discount rate on six month U.S. Treasury Bills at one of the 26 auctions during the period used to calculate the "Treasury Bill Rate".
           (3) The lowest per annum discount rate on six month U.S. Treasury Bills at one of the 26 auctions during the period used to calculate the "Treasury Bill Rate".

               Payment                   Average
                Date              "Treasury Bill Rate"               High                       Low
- -------------------------------------------------------------------------------------------------------------------
               Jan.-91                    7.35%                      7.75%                     6.96%
               Jul.-91                    6.05%                      6.96%                     5.61%
               Jan.-92                    5.32%                      5.97%                     4.50%
               Jul.-92                    3.97%                      4.39%                     3.71%
               Jan.-93                    3.28%                      3.90%                     2.78%
               Jul.-93                    3.13%                      3.46%                     2.95%
               Jan.-94                    3.16%                      3.30%                     3.02%
               Jul.-94                    3.71%                      4.81%                     3.14%
               Jan.-95                    5.04%                      5.85%                     4.53%
               Jul.-95                    6.01%                      6.42%                     5.65%

      If the Certificates currently being offered had been outstanding on July 1, 1995, the stated interest rates would have been paid. Although the period June 1, 1995 to November 30, 1995, is not complete as of the date of this Prospectus (and hence the Treasury Bill Rate for the January 1, 1995 interest payment date cannot yet be determined), the Treasury Bill Rate as of September 18, 1995, was 5.22%.

      The six-month U.S. Treasury bill rate has fluctuated widely during the periods shown in the chart. This rate can be expected to fluctuate in the future. These fluctuations will cause the rate of interest payable on the Certificates issued in $5,000 and $2,000 denominations to exceed the stated rate whenever the Treasury Bill Rate exceeds the stated rate. Interest payable on the Certificates issued in $100 denominations will exceed the stated rate when the Treasury Bill Rate exceeds the stated rate by more than one-half percent (.5%).

      GENERAL. AFC is empowered to issue the Certificates pursuant to the indenture dated as of August 23, 1989, between AFC and the Key Bank of New York, as Trustee, as supplemented by the supplemental indenture dated August 24, 1992. The indenture and supplemental indenture are filed as exhibits to the Registration Statement and reference is made thereto for a complete statement of the terms and provisions of these Certificates.

                 DESCRIPTION OF THE CERTIFICATES (CONTINUED)

      The Certificates bear interest payable semiannually on January 1 and July 1 of each year and at maturity at the rates quoted herein. Principal and interest on the Certificates will be payable at the office of the transfer agent, Agway, in DeWitt, New York. Additional amounts may be added to the principal of any Certificate pursuant to an election by the holder thereof to have the semiannual interest payments added to and increase the principal amount of the Certificate. The 6.75% Certificates and 7.25% Member Certificates are to be issued in registered form only in denominations of $100 and multiples thereof. The 7.0% Certificates and 7.5% Member Certificates are to be issued in registered form only in denominations of $5,000 and multiples thereof. The 8.0% Certificates (not eligible for the Company's normal repurchase practice) are to be issued in registered form only in denominations of $2,000 and multiples thereof. The 7.25% Member Certificates and 7.5% Member Certificates may be purchased only by members of Agway. The 6.75% and 7.0% Certificates may be sold to the general public and are generally purchased by non-member patrons of Agway, Agway employees and former employees. The 8.0% Certificates (not subject to repurchase practice) may be purchased by both members of Agway and the general public.

      The Certificates are unsecured obligations of AFC, and the payment thereof is to be subordinated to other debt (except debts similarly subordinated) as hereinafter mentioned. There is no provision in the indentures that would prevent AFC or Agway from incurring additional debt or which would restrict the interest rate or other terms of such other debt.

      TRANSFER. The 7.25% Member Certificates and the 7.5% Member Certificates are not transferable by the holder thereof except by will or by operation of law. The 6.75%, 7.0% and 8.0% Certificates are freely transferable.

      REDEMPTION PROVISIONS. Upon not less than 30 days written notice, AFC may, at its option, redeem all, or by lot, from time to time any part of the Certificates at the principal amount thereof, together with accrued interest from the last interest payment date to the date fixed for redemption at the stated rate. Should the Certificates be redeemed by lot, all Certificates not redeemed will be accorded equal treatment in any subsequent redemption.

      REPURCHASE PRACTICE. While there is no guarantee of repurchase, it is the present practice of AFC to repurchase at face value, plus interest accrued at the stated rate, the Certificates of any holder whenever presented for repurchase. It is the intention of AFC to follow such practice in the future with respect to all of the Certificates offered in this Prospectus except the 8.0% Certificates, which AFC does not intend to repurchase.

      INTEREST REINVESTMENT OPTION. At the time of application for purchase of the Certificates, or at any time thereafter, the holder may elect to have all interest paid on the Certificate reinvested automatically. In the event that the automatic reinvestment option is elected, the interest due on each semiannual interest payment date will be added to the principal amount of the Certificate and will earn interest thereafter on the same basis as the original principal amount. This election may be revoked only as to future interest payments at any time by written notice to AFC, effective on the date when the revocation notice is duly received by AFC. Interest reinvested will be subject to federal income tax as if it had been received by the certificate holder at the time reinvested.

     SUBORDINATION PROVISIONS. The payment of the principal and interest on the Certificates is subordinated in right of payment, to the extent set forth in the indenture, to the prior payment in full of all "Senior Debt." Senior Debt is defined as the principal of, and interest on (a) indebtedness (other than the indebtedness of AFC with respect to its debentures and Certificates issued under indentures dated as of August 25, 1982, September 1, 1985, September 2, 1985, September 1, 1986, August 24, 1987, August 23, 1988 and August 23, 1989 and supplemental indenture dated August 24, 1992) of AFC for money borrowed from or guaranteed to banks, trust companies, insurance companies, and other financial institutions, including dealers in commercial paper, charitable trusts, pension trusts, and other investing organizations, evidenced by notes or similar obligations, or (b) indebtedness (other than with respect to the indentures noted in clause (a) above) of AFC evidenced by notes, debentures or certificates issued under the provisions of an indenture of similar instrument between AFC and a bank trust company, unless in any case covered by clause (a) or (b) the instrument creating or evidencing the indebtedness provides that

                 DESCRIPTION OF THE CERTIFICATES (CONTINUED)

such indebtedness is not superior or is subordinate in right of payment to the certificates. Senior Debt, as thus defined, includes all debt presently outstanding except indebtedness with respect to the debentures described in clause (a) above. As of September 15, 1995, Senior Debt of $72,000,000 was outstanding.

      In the event of any distribution of assets of AFC under any total liquidation or reorganization of AFC, the holders of all Senior Debt shall be entitled to receive payment in full before the holders of the Certificates are entitled to receive any payment. After payment in full of the Senior Debt, the holders of the Certificates will be entitled to participate in any distribution of assets, both as such holders and by virtue of subrogation to the rights of the holders of Senior Debt, to the extent that the Senior Debt was benefited by the receipt of distributions to which the holders of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of AFC's insolvency, holders of Senior Debt may receive more, ratably, and holders of the certificates may receive less, ratably, than other creditors of AFC. The subordinated debentures and Certificates rank pari passu with each other.

      MODIFICATION OF INDENTURES. The indentures permit modification or amendment thereof, but no modification of the terms of payment or reducing the percentage required for modification will be effective against any certificate holder without his consent.

      EVENTS OF DEFAULT AND WITHHOLDING OF NOTICE THEREOF TO CERTIFICATE HOLDERS. The indentures provide for the following Events of Default: (i) failure to pay interest upon any of the Certificates when due, continued for a period of 30 days; (ii) failure to pay principal of the Certificates or Senior Debt when due; (iii) failure to perform any other covenant of AFC as set forth in the indentures, continued for 90 days after written notice by the Trustee or the holders of at least 25% in principal amount of the Certificates then outstanding.

      The Trustee, within 90 days after the occurrence of the default, is to give the certificate holders notice of all defaults known to Trustee, unless cured prior to the giving of such notice, provided that, except in the case of default in the payment of principal or interest on any of the Certificates, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the certificate holders.

      Upon the happening and during the continuance of a default, the Trustee or the holders of 25% in aggregate principal amount of the Certificates may declare the principal of all the Certificates and the interest accrued thereon due and payable, but the holders of a majority of the Certificates may waive all defaults and rescind such declaration if the default is cured. Subject to the provisions of the indenture relating to the duties of the Trustee in case any such default shall have occurred and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of any of the certificate holders unless they shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnity, a majority of the holders of outstanding Certificates will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.

      GUARANTEE BY AGWAY. Agway has guaranteed absolutely and unconditionally the payment of principal, premium and interest of the Certificates. The guarantee is subordinated to Senior Debt of Agway and of AFC to the same extent that the Certificates are subordinated.

      THE TRUSTEE. AFC will maintain a demand account and conduct routine banking business with the Key Bank of New York, Trustee. The Trustee is also the Trustee of a supplemental indenture dated as of October 1, 1986, between the Trustee, Agway and AFC, which amends the indentures between the Trustee and Agway dated as of August 25, 1982, September 1, 1985, September 2, 1985, and September 1, 1986. The debentures and certificates issued under the August 25, 1982, September 1, 1985, September 2, 1985, September 1, 1986, August 24, 1987, August 23, 1988, and August 23, 1989 indentures and the supplemental indenture dated August 24, 1992 rank equally as debt instruments of AFC with the certificates covered by the indenture dated August 23, 1989 being described herewith.

      The indentures contain certain limitations on the right of the Trustee, as a creditor of AFC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

                 DESCRIPTION OF THE CERTIFICATES (CONTINUED)

      AUTHENTICATION AND DELIVERY. The Certificates may be authenticated and delivered upon the written order or AFC without any further corporate action.

      SATISFACTION  AND  DISCHARGE  OF  INDENTURES.   The  indentures  may  be
discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor.

      EVIDENCE AS TO COMPLIANCE WITH CONDITIONS AND COVENANTS. As evidence of compliance with the covenants and conditions provided for in the indentures, AFC is to furnish to the Trustee Officer's Certificates each year stating that such covenants and conditions have been complied with.

      On October 1, 1986, AFC assumed Agway's obligations under the indentures between the Trustee and Agway. A supplemental indenture was filed as an exhibit to the Registration Statement No. 33-8676, dated September 11, 1986, and reference is made thereto for a complete statement of the terms and provisions of such obligations.

               DESCRIPTION OF THE INTEREST REINVESTMENT OPTION

      GENERAL. If the Certificate holder has elected to have all interest paid on the Certificate reinvested automatically, the interest due on each semiannual interest payment date will be added to the principal amount of the certificate and will earn interest thereafter on the same basis as the original principal amount. This election may be revoked - as to future interest payments only - by written notice to AFC, effective on the date when the revocation notice is duly received by AFC. Interest reinvested will be subject to federal income tax as if it had been received by the certificate holder at the time reinvested.

      RATES ON PREVIOUSLY ISSUED CERTIFICATES. The stated rates of interest on Certificates previously issued by AFC that remain outstanding (and upon which the interest reinvestment option might be exercised by any holder thereof) are as follows:

      Certificates having minimum face amounts of $100:

       Stated Rate of Interest     Due October 31,          Stated Rate of Interest    Due October 31,
       -----------------------     ---------------          -----------------------    ---------------
                5.0%                    1996                         8.0%                   2004
                5.5%                    1996                         8.5%                   2004
                9.0%                    1997                         7.5%                   2005
                9.5%                    1997                         8.0%                   2005
                4.5%                    2001                         8.5%                   2005
                5.0%                    2001                         5.5%                   2006
                6.5%                    2001                         6.0%                   2006
                7.0%                    2001                         6.0%                   2008
                7.0%                    2002                         6.5%                   2008
                7.5%                    2002                         8.5%                   2008
                6.75%                   2003                         9.0%                   2008
                7.25%                   2003

      Interest on these outstanding Certificates is payable semiannually on January 1 and July 1, and at maturity, at the rate per annum for each semiannual period equal to the greater of:

      (1)  the Certificates' "stated rate"; and
      (2) one-half percent (.5%) below the "Treasury Bill Rate", as defined above.

         DESCRIPTION OF THE INTEREST REINVESTMENT OPTION (CONTINUED)

      Certificates having minimum face amounts of $5,000:

       Stated Rate of Interest     Due October 31,          Stated Rate of Interest    Due October 31,
       -----------------------     ---------------          -----------------------    ---------------

                6.0%                    1996                         4.75%                  2001
                6.5%                    1996                         5.25%                  2001
                6.5%                    1998                         6.75%                  2001
                7.0%                    1998                         7.25%                  2001
                8.5%                    1998                         8.5%                   2001
                9.0%                    1998                         9.0%                   2001
                7.5%                    1999                         5.5%                   2002
                8.0%                    1999                         6.0%                   2002
                9.0%                    2000                         7.0%                   2003
                9.5%                    2000                         7.5%                   2003

     Interest on these outstanding Certificates is payable semiannually on January 1 and July 1, and at maturity, at the rate per annum for each semiannual period equal to the greater of:

      (1) the  Certificates'  "stated rate"; and
      (2) the "Treasury Bill Rate," as defined above.

      Certificates having minimum face amounts of $2,000:

       Stated Rate of Interest     Due October 31,
       -----------------------     ---------------
                5.5%                    1996
                7.75%                   1997
                8.0%                    1998

     Interest on these outstanding Certificates is payable semiannually on January 1 and July 1, and at maturity, at the rate per annum for each semiannual period equal to the greater of:

     (1) the Certificates' "stated rate"; and
     (2) the "Treasury Bill Rate," as defined above.



                                LEGAL OPINION

     Legal matters in connection with the securities offered thereby have been passed upon for the Companies by David M. Hayes, Esq., Senior Vice President, General Counsel and Secretary of Agway. Mr. Hayes is a Director and the General Counsel of AFC.

                                   EXPERTS

     The audited financial statements incorporated by reference in this Prospectus have been audited by Coopers & Lybrand L.L.P. and Price Waterhouse L.L.P. The companies and periods covered by these examinations are indicated in their respective reports. Such financial statements have been so included in reliance upon the reports of the various independent accountants given on the authority of each firm as an expert in accounting and auditing.

              DISTRIBUTION AND REDEMPTION OF SECURITIES OFFERED

      Sale of the securities offered hereby will be solicited through direct mailings and/or personal contact by certain designated employees of Agway. No salesmen will be employed to solicit the sale of these securities, and no commission or discount will be paid or allowed to anyone in connection with their sale. The individual Agway employees who participate in the sale of these securities may be deemed to be underwriters of this offering within the meaning of that term as defined in Section 2(11) of the Securities Act of 1933, as amended.

      While there is no guarantee of repurchase, the Companies intend to continue their practice of repurchasing, when presented for redemption, any security being offered in this Prospectus, other than the 8.0% Subordinated Money Market Certificates described herein.

             ABSENCE OF PUBLIC MARKET, REDEMPTION AND MARKET RISK

     There is no market for the Debentures and there is no intent on the part of the Companies to create or encourage a trading mechanism for these Debentures. The Companies do not intend to apply for listing of the Debentures on any securities exchange. The secondary market for, and the market value of, the Debentures will be affected by a number of factors independent of the creditworthiness of Agway Inc., and AFC, including the level and direction of interest rates, the remaining period to maturity of the Debentures, the right of the Companies to redeem the Debentures, the aggregate principal amount of the Debentures and the availability of comparable investments.In addition, the market value of the Debentures may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally, and Agway Inc. and AFC specifically.

               AGWAY INC.

                 AGWAY
               FINANCIAL
              CORPORATION









                (logo)




              PROSPECTUS

Until                      ,all  dealers
effecting transactions in the registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   Prospectus.   This  is  in
addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*:

              Registration Fee ..............................         $  25,000
              Printing and Engraving ........................            20,000
              Registration Service and Trustee Expense.......            27,000
              Accounting Fees and Expenses ........... ......             4,000
              "Blue Sky" Fees and Expenses ..................            22,000
              Mailing Costs .................................             5,000
              Miscellaneous Expenses ........................             6,000
                                                                       ---------
                                                                       $109,000
                                                                       ========
              *Approximate

ITEM 15.      INDEMNIFICATION OF OFFICERS AND DIRECTORS.

              (a)  Article 12 of Agway's By-Laws states as follows:

                   "12.  INDEMNIFICATION.  - To the  fullest  extent  possible under the provisions of the Delaware General Corporation Law and in the manner provided for thereunder, the corporation shall indemnify any person who is or was a director, officer, employee or agent of the corporation or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise."

              (b)  Article 6.4 of AFC's By-Laws states as follows:

                   "Section 6.4. - Indemnification of Directors,  Officers and
              Employees. The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation."

                   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its officers and directors against liabilities as provided for in the By-Laws of Agway and AFC. Under the terms of a Directors and Officers Liability and Corporation Reimbursement Policy purchased by Agway and AFC, each of the directors and officers of Agway and AFC is insured against loss arising from any claim or claims which may be made during the policy period by reason of any wrongful act (as defined in the policy) in their capacities as directors or officers. In addition, Agway and AFC are insured against loss arising from any claim or claims which may be made during the policy period against any director or officer of Agway and AFC by reason of any wrongful act (as defined in the policy) in their capacities as directors or officers, but only when the directors or officers shall have been entitled to indemnification by Agway and AFC.

ITEM 16.      EXHIBITS:

              (A)  EXHIBITS:

                   4(a)- The Indenture dated as of August 25, 1982, between Agway and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Money Market Certificates (Minimum 9% per annum) due October 31, 1997, and Subordinated Money Market Certificates (Minimum 9.5% per annum) due October 31, 1997, filed by reference to Exhibit 4 of the Registration
                             Statement (Form S-1), File No. 2-79047, dated August 27, 1982.

                   4(b)- The Indenture dated as of September 1, 1985 between Agway and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Money Market Certificate (Minimum 7.5% per annum) due October 31, 2005, and Subordinated Member Money Market Certificate (Minimum 8% per annum) due October 31, 2005, filed by reference to Exhibit 4 of the Registration Statement (Form S-2), File No. 2-99905, dated August 27, 1985.

                   4(c)- The Indenture dated as of September 2, 1985 between Agway and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Money Market Certificate (Minimum 8% per annum) due October 31, 1995, and Subordinated Member Money Market Certificate (Minimum 8.5% per annum) due October 31, 1995, filed by reference to Exhibit 4 of the Registration Statement (Form S-2), File No. 2-99905, dated August 27, 1985.

                   4(d)- The Indenture dated as of September 1, 1986 between AFC and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Member Money Market Certificate (Minimum 6.5% per annum) due October 31, 1996, Subordinated Member Money Market Certificate (Minimum 6% per annum) due October 31, 2006, Subordinated Money Market Certificate (Minimum 6% per annum) due October 31, 1996, and Subordinated Money Market Certificate (Minimum 5.5% per annum) due October 31, 2006, filed by reference to
                             Exhibit 4 of the Registration Statement (Form S-3), File No. 33-8676, dated September 11, 1986.

                   4(e)- The Supplemental Indenture dated as of October 1, 1986 among AFC, Agway Inc. and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of subordinated debt securities filed by reference to Exhibit 4 or Registration statement on Form S-3 File No. 33-8676, dated September 11, 1986.

                   4(f)- The Indenture dated as of August 24, 1987 between AFC and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Member Money Market Certificates (Minimum 7% per annum) due October 31, 1998, and Subordinated Member Money Market Certificates (Minimum 6.5% per annum) due October 31, 2008, and Subordinated Money Market Certificates (Minimum 6.5% per annum) due October 31, 1998, and Subordinated Money Market Certificates (Minimum 6% per annum) due October 31, 2008, filed by reference to Exhibit 4 of Registration Statement on Form S-3, File No. 33-16734, dated August 31, 1987.

                   4(g)- The Indenture dated as of August 23, 1988 between AFC and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Member Money Market Certificates (Minimum 9.5% per annum) due October 31, 2000, and Subordinated Member Money Market Certificates (Minimum 9% per annum) due October 31, 2008, and Subordinated Money Market Certificates (Minimum 9% per annum) due October 31, 2000, and Subordinated Money Market Certificates (Minimum 8.5% per annum) due October 31, 2008, filed by reference to Exhibit 4 of Registration Statement on Form S-3, File No. 33-24093, dated August 31, 1988.

                   4(h)- The Supplemental Indenture dated as of October 14, 1998 among AFC, Agway Inc. and Key Bank of Central New York, National Association, Trustee, amending the Indentures dated as of August 23, 1988 and August 24, 1998 filed on October 18, 1988.

                   4(i)- The Indenture dated as of August 23, 1989, among AFC, Agway Inc. and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Money Market Certificates and Subordinated Members Money Market Certificates, filed by reference to Exhibit 4 of Registration Statement on Form S-3, File No. 33-30808, dated August 30, 1989.

                   4(i)- AFC Board of Directors resolutions authorizing the issuance of Money Market Certificates under indentures dated as of August 23, 1989, filed herein.

                   4(j)- Agway Board of Directors resolutions authorizing the issuance of Honorary Member Preferred Stock, Series HM and Membership Common Stock and authorizing AFC to issue Money Market Certificates under Indentures dated as of August 23, 1989, filed herein.

                   4(k)- The Supplemental Indenture dated as of August 24, 1992 among AFC, Agway Inc. and Key Bank of New York, Trustee, amending the Indenture dated as of August 23, 1989 filed by reference to
                             Exhibit 4 of Registration Statement on Form S-3 File No. 33-52418, dated September 25, 1992.

                   4(l)- Agway Inc. By-laws as amended March 20, 1995, filed by reference to Exhibit 3 of Annual Report on Form 10-K, dated September 18, 1995.

                    5  -     Opinions of David M. Hayes, Esq. dated September
                             22, 1995, filed herein.

                   12  -     Statements regarding computation of ratios, filed
                             herein.

                   23  -     Consents of experts and counsel, filed herein.

                   25  -     Statements of Eligibility and Qualification of
                             Trustee on Form T-1, filed herein.

                   Exhibit numbers 1, 2, 8, 15, 24, 26 through 28 and 99 are inapplicable and exhibit numbers 3, 6, 7, 9, 10, 11, 13, 14, and 16 through 22 are not required.

ITEM 17.      UNDERTAKINGS

                   The undersigned registrants hereby undertake:

              A.   1.   To file, during any period in which offers or sales are
                   being made, a post-effective amendment to this registration statement:

                        a. To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        b. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

                   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              B. That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, State of New York, on September 22, 1995.

                                      AGWAY INC.
                                     (Registrant)

                                      By           /s/ Donald P. Cardarelli
                                          -------------------------------------
                                                     DONALD P. CARDARELLI
                                                      PRESIDENT, CEO AND
                                                        GENERAL MANAGER
                                                 (PRINCIPAL EXECUTIVE OFFICER)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                  TITLE                                          DATE
                   ---------                                  -----                                          ----

           /s/ Donald P. Cardarelli                    President, CEO and                             September 22, 1995
           ------------------------                        General Manager
            (DONALD P. CARDARELLI)                         (Principal Executive Officer)


             /s/ Peter J. O'Neill                      Senior Vice President,                         September 22, 1995
           ------------------------                        Treasurer and Controller
              (PETER J. O'NEILL)                           (Principal Financial Officer
                                                           & Principal Accounting Officer)


             /s/ Ralph H. Heffner                      Chairman of the                                September 22, 1995
           ------------------------                        Board and Director
              (RALPH H. HEFFNER)


            /s/ Robert L. Marshman                     Vice Chairman of the                           September 22, 1995
           ------------------------                        Board and Director
             (ROBERT L. MARSHMAN)


             /s/ Keith H. Carlisle                     Director                                       September 22, 1995
           ------------------------
              (KEITH H. CARLISLE)


             /s/ Vyron M. Chapman                      Director                                       September 22, 1995
           ------------------------
              (VYRON M. CHAPMAN)


              /s/ Peter D. Hanks                       Director                                       September 22, 1995
           ------------------------
               (PETER D. HANKS)


            /s/ Frederick a. Hough                     Director                                       September 22, 1995
           ------------------------
             (FREDERICK A. HOUGH)



                   SIGNATURE                           TITLE                                                DATE
                   ---------                           -----                                                ----

             /s/ Stephen P. James                      Director                                       September 22, 1995
          ---------------------------
              (STEPHEN P. JAMES)


              /s/ Samuel F. Minor                      Director                                       September 22, 1995
          ---------------------------
               (SAMUEL F. MINOR)


              /s/ Donald E. Pease                      Director                                       September 22, 1995
          ---------------------------
               (DONALD E. PEASE)


               /s/ John H. Ross                        Director                                       September 22, 1995
          ---------------------------
                (JOHN H. ROSS)


               /s/ Carl D. Smith                       Director                                       September 22, 1995
          ---------------------------
                (CARL D. SMITH)


              /s/ Thomas E. Smith                      Director                                       September 22, 1995
          ---------------------------
               (THOMAS E. SMITH)


              /s/ John H. Talmage                      Director                                       September 22, 1995
          ---------------------------
               (JOHN H. TALMAGE)


             /s/ Gary K. Van Slyke                     Director                                       September 22, 1995
          ---------------------------
              (GARY K. VAN SLYKE)


              /s/ Joel L. Wenger                       Director                                       September 22, 1995
          ---------------------------
               (JOEL L. WENGER)


            /s/ Edwin C. Whitehead                     Director                                       September 22, 1995
          ---------------------------
             (EDWIN C. WHITEHEAD)


          /s/ Christian F. Wolff, Jr.                  Director                                       September 22, 1995
          ---------------------------
           (CHRISTIAN F. WOLFF, JR.)


             /s/ William W. Young                      Director                                       September 22, 1995
          ---------------------------
              (WILLIAM W. YOUNG)

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, State of New York, on September 22, 1995.


                                AGWAY FINANCIAL CORPORATION
                                 (Registrant)


                                 By       /s/Donald P. Cardarelli
                                    ------------------------------------------
                                            DONALD P. CARDARELLI
                                 CHAIRMAN OF THE BOARD, PRESIDENT, AND DIRECTOR
                                       (PRINCIPAL EXECUTIVE OFFICER)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                TITLE                                            DATE
                     ---------                                -----                                            ----



            /s/ Donald P. Cardarelli                   Chairman of the Board,                           September 22, 1995
            ------------------------                      President and Director
             (DONALD P. CARDARELLI)                       (Principal Executive Officer)




              /s/ Peter J. O'Neill                     Vice President, Treasurer and Director           September 22, 1995
            ------------------------                      (Principal Financial Officer and
               (PETER J. O'NEILL)                         Principal Accounting Officer)




               /s/ David M. Hayes                      Director                                         September 22, 1995
            ------------------------
                (DAVID M. HAYES)




             /s/ Stephen B. Burnett                    Director                                         September 22, 1995
            ------------------------
              (STEPHEN B. BURNETT)

                               EXHIBIT INDEX


EXHIBIT NUMBER
- --------------

 4.      Instruments defining the rights of security holders

 5.      Opinion re legality

12.      Statements re computation of ratios

23.      Consents of experts and counsel

25.      Statement of eligibility of trustee (Form T-1)
         Certificate of Amendment-Key Bank of New York
         Balance Sheet as of September 5, 1995-Key Bank of New York